Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
February 4, 2015		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2014 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses for year 2014 of $4.355 billion, or $9.21 per Common share, compared to $9.67 per Common share for 2013.

•	Fourth quarter 2014 after-tax adjusted operating income for the Financial Services Businesses of $1.008 billion, or $2.12 per Common share, compared to $2.20 per Common share in the year-ago quarter.

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax charge of $68 million in Individual Annuities, including strengthening of reserves for guaranteed minimum death and income benefits and adjustment of amortization of deferred policy acquisition and related costs reflecting market performance.

•	Pre-tax net charges of $75 million from reserve refinements in several businesses.

•	Pre-tax charge of $8 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

The items above had a negative impact of approximately 21 cents per Common share on current quarter results.

•

For the year-ago quarter, benefits to Individual Annuities results from updated estimates of profitability reflecting favorable market performance, charges for reserve refinements in International Insurance, and integration costs for acquired businesses resulted in a net negative impact of 2 cents per Common share to adjusted operating income.

Financial Services Businesses Fourth Quarter Highlights

•	Individual Annuities account values of $158.7 billion at December 31, up $4.5 billion from a year earlier; gross sales for the quarter of $2.4 billion, net sales $193 million.

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•

Retirement account values of $363.8 billion at December 31, up $40.9 billion from a year earlier; gross deposits and sales for the quarter of $14.2 billion including two funded pension risk transfer cases totaling $4.6 billion and two longevity reinsurance cases totaling $2.7 billion; net sales $3.1 billion.

•

Asset Management unaffiliated third party institutional and retail assets under management of $450.4 billion at December 31, up $34.9 billion from a year earlier, with net flows for the current quarter, excluding money market, of approximately $100 million.

•	Annualized new business premiums for the quarter of $130 million for U.S. Individual Life; decline from year-ago quarter largely driven by guaranteed universal life.

•	Favorable underwriting experience drove Group Insurance pre-tax adjusted operating income of $44 million.

•	International Insurance constant dollar basis annualized new business premiums for the quarter of $724 million.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for year 2014 of $1.533 billion, or $3.23 per Common share.

•	Net loss of Financial Services Businesses attributable to Prudential Financial, Inc. for fourth quarter 2014 of $1.206 billion, or $2.69 per Common share.

•

The current quarter net loss includes pre-tax losses of $2.4 billion from net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven liability value changes were largely offset by corresponding adjustments to asset values included in accumulated other comprehensive income which are not reflected in net income or loss. Due to our recent implementation of a new reporting structure in Gibraltar Life that aligns functional currencies for its U.S. and Australian dollar-denominated business with the underlying products and investments, we expect that the impact of these currency-driven value changes on net income or loss will be substantially mitigated commencing with financial reporting for the first quarter of 2015.

•	Other financial highlights:

•

Book value per Common share for the Financial Services Businesses, excluding total accumulated other comprehensive income and net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss, amounted to $64.75 at December 31, 2014, an increase of $4.76 from a year earlier after payment of four quarterly Common Stock dividends totaling $2.17 per share.

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•

GAAP book value for Financial Services Businesses, $41.0 billion or $88.80 per Common share at December 31, 2014, compared to $33.9 billion or $72.30 per Common share a year earlier. Book value per Common share excluding total accumulated other comprehensive income amounted to $54.39 at December 31, 2014 compared to $53.98 a year earlier.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $30.4 billion at December 31, 2014 compared to $15.8 billion a year earlier; gross unrealized losses of $1.1 billion at December 31, 2014, compared to $4.0 billion a year earlier.

•

During the fourth quarter, the Company acquired 2.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $85.89 per share, under the June 2014 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2014 through June 30, 2015. Capacity of $500 million remains under the current authorization. From the commencement of repurchases in July 2011, through December 31, 2014, the Company has acquired 52.9 million shares of its Common Stock at a total cost of $3.4 billion, for an average price of $64.28 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $4.355 billion ($9.21 per Common share) for the year ended December 31, 2014, compared to $4.586 billion ($9.67 per Common share) for 2013. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. was $1.533 billion ($3.23 per Common share) for 2014, compared to a net loss of $713 million ($1.55 per Common share) for 2013. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2014, after-tax adjusted operating income for the Financial Services Businesses amounted to $1.008 billion ($2.12 per Common share) compared to $1.048 billion ($2.20 per Common share) for the fourth quarter of 2013. The net loss for the Financial Services Businesses attributable to Prudential Financial, Inc. for the fourth quarter of 2014 amounted to $1.206 billion ($2.69 per Common share) compared to a net loss of $427 million (94 cents per Common share) for the fourth quarter of 2013. The current quarter net loss includes a charge of $1.590 billion ($3.42 per Common share) from foreign currency exchange rate remeasurement as discussed above.

“We view 2014 as a successful year for Prudential. In the U.S., we advanced our leadership position in the retirement market with more than $37 billion of pension risk transfer case wins

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including a landmark $27 billion longevity reinsurance transaction, and our total retirement and annuity account values surpassed the $500 billion milestone. Our Asset Management business also continued to grow, with assets under management reaching more than $930 billion as of year end. Our international businesses are performing well, and we look forward to expanding our footprint in Latin America in the coming months through our acquisition of an indirect interest in AFP Habitat, a leading Chilean retirement services provider, for which we announced a memorandum of understanding last October. Solid business results supported our return of $2 billion of capital to shareholders during the year through dividends and share repurchases, and we’ve enhanced our financial flexibility with the restructuring of our Closed Block Business which we completed in early 2015. While operating results for our businesses have benefited from financial market and underwriting experience tailwinds, our solid base of quality business and the alignment of our value propositions and skills with attractive market opportunities support our confidence in our long term prospects,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measure,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Through December 31, 2014, Prudential Financial’s Common Stock (NYSE:PRU) reflected the performance of its Financial Services Businesses, including its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

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The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $823 million for the fourth quarter of 2014, compared to $996 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $322 million in the current quarter, compared to $492 million in the year-ago quarter. Current quarter results include a charge of $68 million, and results for the year-ago quarter include a benefit of $108 million, in each case reflecting an updated estimate of profitability for this business driven by market performance in relation to our assumptions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $6 million from the year-ago quarter. The benefit to current quarter results from higher asset-based fees due to growth in variable annuity account values was partly offset by a lower contribution from investment results in the current quarter.

The Retirement segment reported adjusted operating income of $309 million for the current quarter, compared to $295 million in the year-ago quarter. Current quarter results benefited $15 million from an adjustment of reserves on a legacy group annuity case based on updated annuitant data. Excluding this item, adjusted operating income for the Retirement segment was essentially unchanged from the year-ago quarter. The benefit to current quarter results from higher fees, reflecting the impact of recent longevity reinsurance transactions, was largely offset by a lower net contribution from investment results. Current quarter investment results include approximately $40 million of mortgage prepayment fee income, significantly above historical levels, in addition to returns on non-coupon investments which we estimate to have exceeded average expectations by about $30 million.

The Asset Management segment reported adjusted operating income of $192 million for the current quarter, compared to $209 million in the year-ago quarter. A $32 million lower contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities more than offset the benefit to results from higher asset management fees driven by growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $162 million for the fourth quarter of 2014, compared to $215 million in the year-ago quarter.

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The Individual Life segment reported adjusted operating income of $118 million for the current quarter, compared to $157 million in the year-ago quarter. Current quarter results include a $9 million charge to increase reserves relating to a benefit feature on certain policies. In addition, results for the current quarter and the year-ago quarter each include $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013. Excluding the effect of the foregoing items, adjusted operating income for the Individual Life segment decreased $30 million from the year-ago quarter. This decrease reflects greater net charges for amortization of deferred policy acquisition costs and related items driven by the ongoing impact of our annual review of actuarial assumptions in the third quarter of 2014 and quarterly financial market performance in relation to our assumptions. In addition, current quarter results reflect higher expenses than the year-ago quarter. Claims experience was favorable in relation to our average expectations in both the current quarter and the year-ago quarter.

The Group Insurance segment reported adjusted operating income of $44 million in the current quarter, compared to $58 million in the year-ago quarter. The decrease was largely driven by less favorable group life claims experience and higher expenses, partly offset by more favorable group disability claims experience.

The International Insurance segment reported adjusted operating income of $686 million for the fourth quarter of 2014, compared to $647 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $374 million for the current quarter, compared to $303 million in the year-ago quarter. Current quarter results include an $8 million charge to strengthen reserves for certain underwriting classes based on completion of a review, while results for the year-ago quarter included a $78 million charge to strengthen reserves primarily for certain policies associated with a previously acquired block of business. Excluding these items, results were essentially unchanged from the year-ago quarter, as the benefits to current quarter results from more favorable claims experience and continued business growth were largely offset by higher expenses including distribution and technology costs. The net contribution to current quarter results from claims experience was approximately $25 million greater than our average expectations. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $3 million in comparison to the year-ago quarter.

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The segment’s Gibraltar Life and Other operations reported adjusted operating income of $312 million for the current quarter, compared to $344 million in the year-ago quarter. Current quarter results include charges totaling $73 million primarily to strengthen reserves for certain underwriting classes based on completion of a review. Results for the year-ago quarter included a charge of $23 million from refinement of reserves and related items primarily associated with a policy administrative system update and $11 million for integration costs related to the Star and Edison businesses acquired on February 1, 2011. Excluding these items, adjusted operating income increased $7 million from the year-ago quarter. This increase reflected a greater contribution from investment results, largely driven by portfolio growth, and a more favorable level of policy benefits with a net contribution to current quarter results approximately $20 million greater than our average expectations. These items were partly offset by higher expenses in the current quarter. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $9 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $326 million in the fourth quarter of 2014, compared to a loss of $397 million in the year-ago quarter. The decreased loss reflected lower expenses in the current quarter.

Assets under management amounted to $1.176 trillion at December 31, 2014, compared to $1.107 trillion a year earlier.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.206 billion for the fourth quarter of 2014, compared to a net loss of $427 million in the year-ago quarter.

The current quarter net loss includes $2.717 billion of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-tax losses of $2.447 billion representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven liability value changes were largely offset by corresponding adjustments to asset values

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included in accumulated other comprehensive income which are not reflected in net income or loss. The current quarter net loss also includes pre-tax losses of $799 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, largely due to declines in interest rates, and $16 million from impairments and sales of credit-impaired investments. The foregoing losses were partly offset by interest rate driven pre-tax gains of $479 million from net increases in the market value of derivatives used in other risk management activities including asset and liability duration management and $66 million from general investment portfolio activities.

The net loss for the current quarter reflects pre-tax increases of $144 million in recorded asset values and $155 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also reflects pre-tax income of $54 million from divested businesses, primarily relating to long-term care insurance and largely driven by increases in market value of derivatives used in asset and liability duration management for this business.

At December 31, 2014, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.101 billion, including $966 million on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.972 billion at December 31, 2013. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $30.394 billion at December 31, 2014, compared to $15.776 billion at December 31, 2013.

The net loss of the Financial Services Businesses for the year-ago quarter included $2.360 billion of pre-tax net realized investment losses and related charges and adjustments, primarily reflecting pre-tax losses of $1.204 billion representing net changes in value relating to foreign currency exchange rates mainly resulting from changes in value of the Japanese yen in relation to other currencies, $573 million from general investment portfolio activities mainly resulting from changes in interest rates subsequent to the acquisition of securities that were sold during the quarter, and $342 million from net decreases in market value of derivatives used in certain risk management activities including asset and liability duration management.

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Closed Block Business

Prudential’s Class B Stock, which was repurchased and cancelled by the Company on January 2, 2015, reflected the performance of its Closed Block Business through December 31, 2014.

The Closed Block Business included our Closed Block, representing in force participating life insurance and annuity policies, and assets used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that supported these policies. We have ceased offering these participating policies.

As a result of the repurchase and cancellation of the Class B Stock, GAAP earnings per share of Prudential Financial, Inc, for periods subsequent to December 31, 2014 will reflect the consolidated earnings of the Company and there will no longer be a distinction between the Financial Services Businesses and the Closed Block Business for such periods. Results of the Closed Block for such periods, along with certain related assets and liabilities, will be reported as a separate segment, referred to as the “Closed Block division,” and treated as a “divested business” under the Company’s definition of adjusted operating income.

The Closed Block Business reported a loss from continuing operations before income taxes of $428 million for the fourth quarter of 2014, compared to a loss of $46 million for the year-ago quarter. The current quarter loss reflects a charge of $448 million representing a make-whole provision for early redemption of debt of this Business.

The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $253 million for the fourth quarter of 2014, compared to a net loss of $33 million for the year-ago quarter.

For the year ended December 31, 2014, the Closed Block Business reported a loss from continuing operations before income taxes of $259 million, compared to income from continuing operations before income taxes of $62 million for 2013. The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $152 million for 2014, compared to net income of $46 million for 2013.

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Consolidated Results

There was no legal separation of the Financial Services Businesses and the Closed Block Business prior to the repurchase and cancellation of the Class B Stock, and holders of the Common Stock and the Class B Stock were both common stockholders of Prudential Financial, Inc. Subsequent to these transactions, there remains no legal separation between the Closed Block and Prudential’s other businesses.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss attributable to Prudential Financial, Inc. of $1.459 billion for the fourth quarter of 2014 compared to a net loss of $460 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $1.381 billion for 2014 compared to a net loss of $667 million for 2013.

Forward-Looking Statements and Non-GAAP Measure

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk

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management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in

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light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which are presented as a separate component of net income under GAAP, are also excluded from adjusted operating income.

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We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 5, 2015 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 5, through February 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 349034.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of December 31, 2014, has operations in the United States, Asia,

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Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$9,890	$5,257	$26,204	$23,115
Policy charges and fee income	1,580	1,445	6,124	5,614
Net investment income	3,021	2,935	12,046	11,530
Asset management fees, commissions and other income	1,338	1,341	5,270	5,022

Total revenues	15,829	10,978	49,644	45,281

Benefits and expenses:
Insurance and annuity benefits	10,280	5,387	27,539	23,310
Interest credited to policyholders’ account balances	919	921	3,720	3,702
Interest expense	328	306	1,308	1,260
Other expenses	2,957	2,903	11,185	10,640

Total benefits and expenses	14,484	9,517	43,752	38,912

Adjusted operating income before income taxes	1,345	1,461	5,892	6,369
Income taxes, applicable to adjusted operating income	337	413	1,537	1,783

Financial Services Businesses after-tax adjusted operating income (1)	1,008	1,048	4,355	4,586

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(2,717)	(2,360)	(4,130)	(8,149)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	144	23	339	(250)
Change in experience-rated contractholder liabilities due to asset value changes	(155)	(28)	(294)	227
Divested businesses	54	41	167	29
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	7	27	44	28

Total reconciling items, before income taxes	(2,667)	(2,297)	(3,874)	(8,115)
Income taxes, not applicable to adjusted operating income	(457)	(853)	(1,082)	(2,857)

Total reconciling items, after income taxes	(2,210)	(1,444)	(2,792)	(5,258)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(1,202)	(396)	1,563	(672)
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(7)	(27)	(41)	(48)

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(1,209)	(423)	1,522	(720)
Earnings attributable to noncontrolling interests	12	32	57	107

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(1,197)	(391)	1,579	(613)
Income (loss) from discontinued operations, net of taxes	3	(4)	11	7

Net income (loss) of Financial Services Businesses	(1,194)	(395)	1,590	(606)
Less: Income attributable to noncontrolling interests	12	32	57	107

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(1,206)	$(427)	$1,533	$(713)

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$2.12	$2.20	$9.21	$9.67
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(5.84)	(5.01)	(8.83)	(17.28)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.31	0.05	0.72	(0.53)
Change in experience-rated contractholder liabilities due to asset value changes	(0.33)	(0.06)	(0.63)	0.48
Divested businesses	0.12	0.09	0.36	0.06
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.01	0.05	0.07

Total reconciling items, before income taxes	(5.73)	(4.92)	(8.33)	(17.20)
Income taxes, not applicable to adjusted operating income	(0.91)	(1.79)	(2.32)	(5.96)

Total reconciling items, after income taxes	(4.82)	(3.13)	(6.01)	(11.24)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	(2.70)	(0.93)	3.20	(1.57)
Income (loss) from discontinued operations, net of taxes	0.01	(0.01)	0.03	0.02

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(2.69)	$(0.94)	$3.23	$(1.55)

Weighted average number of outstanding Common shares (basic)	455.9	461.5	458.5	463.1

Weighted average number of outstanding Common shares (diluted)	465.0	471.2	467.7	471.7

Direct equity adjustment for earnings per share calculation (2)	$(19)	$(5)	$(27)	$2
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$17	$17
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$8	$9	$39	$43
Income from continuing operations (after-tax) of Financial Services Businesses	$2	$2	$14	$8
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$40,981	$33,885
Per share of Common Stock - diluted	88.80	72.30
Attributed equity excluding accumulated other comprehensive income	$25,099	$25,299
Per share of Common Stock - diluted	54.39	53.98
Number of diluted shares at end of period	461.5	468.7

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$322	$492	$1,467	$2,085
Retirement	309	295	1,215	1,039
Asset Management	192	209	785	723

Total U.S. Retirement Solutions and Investment Management Division	823	996	3,467	3,847

Individual Life	118	157	498	583
Group Insurance	44	58	23	157

Total U.S. Individual Life and Group Insurance Division	162	215	521	740

International Insurance	686	647	3,252	3,152

Total International Insurance Division	686	647	3,252	3,152

Corporate and Other operations	(326)	(397)	(1,348)	(1,370)

Financial Services Businesses adjusted operating income before income taxes	1,345	1,461	5,892	6,369

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(2,717)	(2,360)	(4,130)	(8,149)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	144	23	339	(250)
Change in experience-rated contractholder liabilities due to asset value changes	(155)	(28)	(294)	227
Divested businesses	54	41	167	29
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	7	27	44	28

Total reconciling items, before income taxes	(2,667)	(2,297)	(3,874)	(8,115)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(1,322)	$(836)	$2,018	$(1,746)

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,449	$2,432	$10,008	$11,513

Net sales	$193	$322	$1,156	$3,786

Total account value at end of period	$158,664	$154,140

Retirement Segment:
Full Service:
Deposits and sales	$5,629	$5,846	$23,934	$20,677

Net additions (withdrawals)	$(682)	$60	$1,333	$1,966

Total account value at end of period	$184,196	$173,502

Institutional Investment Products:
Gross additions	$8,523	$4,055	$43,293	$17,294

Net additions	$3,740	$1,372	$27,257	$7,343

Total account value at end of period	$179,641	$149,402

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$370.0	$341.7
Retail customers	186.1	170.7
General account	377.4	357.5

Total Investment Management and Advisory Services	$933.5	$869.9

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.9	$13.8	$42.3	$57.1

Net additions (withdrawals), other than money market	$(2.5)	$5.3	$0.7	$19.4

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$11.9	$9.8	$36.8	$40.2

Net additions, other than money market	$2.6	$1.5	$4.7	$4.4

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$22	$13	$52	$38
Universal life	59	109	219	497
Term life	49	44	181	196

Total	$130	$166	$452	$731

Group Insurance Annualized New Business Premiums (4):
Group life	$28	$44	$189	$240
Group disability	9	8	67	73

Total	$37	$52	$256	$313

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$661	$683	$2,745	$2,884

Constant exchange rate basis	$724	$704	$2,899	$2,936

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Closed Block Business Data:
Income Statement Data:
Revenues	$1,741	$1,458	$6,906	$6,036
Benefits and expenses	2,169	1,504	7,165	5,974

Income (loss) from continuing operations before income taxes	(428)	(46)	(259)	62

Income taxes	(174)	(13)	(106)	16

Closed Block Business income (loss) from continuing operations	(254)	(33)	(153)	46
Income from discontinued operations, net of taxes	1	—	1	—

Closed Block Business net income (loss)	(253)	(33)	(152)	46
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$(253)	$(33)	$(152)	$46
Direct equity adjustment for earnings per share calculation (2)	19	5	27	(2)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(234)	$(28)	$(125)	$44
Income (loss) from continuing operations per share of Class B Stock	$(180.77)	$(14.00)	$(70.00)	$22.00
Income from discontinued operations, net of taxes per share of Class B Stock	0.77	—	0.56	—

Net income (loss) per share of Class B Stock	$(180.00)	$(14.00)	$(69.44)	$22.00
Weighted average diluted shares outstanding during period	1.3	2.0	1.8	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$789	$1,393
Per Share of Class B Stock	N/A	696.50
Attributed equity excluding accumulated other comprehensive income	$621	$1,298
Per Share of Class B Stock	N/A	649.00
Number of outstanding Class B Shares at end of period (6)	—	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$15,725	$9,939	$54,105	$41,461
Benefits and expenses	17,475	10,821	52,346	43,145

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(1,750)	(882)	1,759	(1,684)
Income tax expense (benefit)	(294)	(453)	349	(1,058)

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(1,456)	(429)	1,410	(626)
Equity in earnings of operating joint ventures, net of taxes	5	5	16	59

Income (loss) from continuing operations	(1,451)	(424)	1,426	(567)
Income (loss) from discontinued operations, net of taxes	4	(4)	12	7

Consolidated net income (loss)	(1,447)	(428)	1,438	(560)
Less: Income attributable to noncontrolling interests	12	32	57	107

Net income (loss) attributable to Prudential Financial, Inc.	$(1,459)	$(460)	$1,381	$(667)

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$(1,206)	$(427)	$1,533	$(713)
Closed Block Business	(253)	(33)	(152)	46

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$(1,459)	$(460)	$1,381	$(667)

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$766.7	$731.8
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$933.5	$869.9
Non-proprietary assets under management	197.5	195.9

Total managed by U.S. Retirement Solutions and Investment Management Division	1,131.0	1,065.8
Managed by U.S. Individual Life and Group Insurance Division	23.0	22.3
Managed by International Insurance Division	21.9	19.0

Total assets under management	1,175.9	1,107.1
Client assets under administration	154.5	116.6

Total assets under management and administration	$1,330.4	$1,223.7

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well. The direct equity adjustments for the three and twelve months ended December 31, 2014 each include $(8) million of bank and legal fees, on an after-tax basis, related to the redemption of debt of the Closed Block Business in December 2014 and the repurchase of Class B Stock in January 2015.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended December 31, 2013 and 2014, respectively, as well as for the twelve months ended December 31, 2013, as all potential common shares are antidilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group Disability amounts include dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 91 per U.S. dollar and Korean won 1120 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(6)	As of December 31, 2014, all Class B shares were held in treasury, pending completion of the repurchase and cancellation of these shares in January 2015.